Exhibit 99.1

FEDDERS CORPORATION TO APPEAL NEW YORK STOCK EXCHANGE

DECISION TO SUSPEND TRADING IN ITS STOCK

LIBERTY CORNER, New Jersey - October 31, 2006- Fedders Corporation (NYSE:FJC), a leading global manufacturer of air treatment products, including air conditioners, furnaces, air cleaners and humidifiers for residential, commercial and industrial markets, announced today that it intends to appeal the decision by the New York Stock Exchange to suspend trading, beginning November 8, in its common and preferred stock, due to falling below its minimum market capitalization listing standards.

The company stated that it has developed and is making significant progress in executing a plan that it believes will restore the company’s compliance with the standard. The plan comprises, among other things, focusing on the profitable and growing segments of its core HVAC business and the previously announced sale of its non-core businesses. During the appeal process, the company’s stock will trade on the OTC Bulletin Board. The company expects to announce the symbol under which it will trade, and the Market Makers, prior to the close of business on November 7.

This news release may include forward-looking statements that are covered under the “Safe-Harbor” clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders’ SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of this announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.

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Contact:	Kent E. Hansen
908/604-8686